UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

ROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to ss.240.14a-12

SULPHCO, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SulphCo, Inc.

850 Spice Islands Drive
Sparks, NV 89431
www.sulphco.com

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 9, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of SulphCo, Inc., a Nevada corporation (the “Company”). The annual meeting will be held on Friday, December 9, 2005 at 10:00 a.m. local time at the Company’s offices at 850 Spice Islands Drive, Sparks, NV 89431 for the following purposes:

1.	To elect five directors of the Company, to hold office until the 2006 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Marc Lumer & Company as independent auditors of the Company for its fiscal year ending December 31, 2005; and

3.	To conduct any other business properly brought before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is October 26, 2005. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose reasonably related to the annual meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the annual meeting.

By Order of the Board of Directors,

/s/ Rudolf W. Gunnerman
Chairman and CEO

Sparks, Nevada
November 22, 2005

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

SulphCo, Inc.

850 Spice Islands Drive
Sparks, NV 89431
www.sulphco.com

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 9, 2005

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SulphCo, Inc. (sometimes referred to as the “Company” or “SulphCo”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. The Company intends to mail this proxy statement and accompanying proxy card on or about November 23, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on October 26, 2005 will be entitled to vote at the annual meeting. On this record date, there were 57,809,769 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on October 26, 2005, your shares were registered directly in your name with our transfer agent, Integrity Stock Transfer, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we ask you to fill out and return the enclosed proxy card if you wish to have your vote recorded.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on October 26, 2005, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name’’ and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.	Election of five directors of the Company, to hold office until the 2006 Annual Meeting of Stockholders.

2.	Ratification of Marc Lumer & Company as independent auditors of the Company for its fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For’’ all the nominees to the Board or you may withhold from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 26, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all of the Company’s nominees for director and “For” the ratification of Marc Lumer & Company as independent auditors of the Company for its fiscal year ending December 31, 2005. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date.

2.	You may send a written notice that you are revoking your proxy to SulphCo’s Secretary at 850 Spice Islands Drive, Sparks, NV 89431.

3.	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 5, 2006, to SulphCo’s Secretary at 850 Spice Islands Drive, Sparks, NV 89431. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between September 30, 2006 and October 31, 2006, provided that if the 2006 annual meeting is to be held before November 30, 2006, the proposal must be received by us either 90 days prior to the actual meeting date or 10 days after we first publicly announce the meeting date. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

1.	For the election of directors, the five nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

2.
To be approved, Proposal No. 2 ratifying the designation of Marc Lumer & Company as independent auditors of the Company for its fiscal year ending December 31, 2005 must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 57,809,769 shares outstanding and entitled to vote. Thus 28,904,885 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Voting results will be published in the Company’s annual report on Form 10-KSB for the fiscal year ending December 31, 2005.

PROPOSAL 1
ELECTION OF DIRECTORS

SulphCo’s Board is comprised of five members, each serving a one year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of that director and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board has recommended for election the current Board, Dr. Rudolf W. Gunnerman, Dr. Hannes Farnleitner, Richard L. Masica, Robert Henri Charles van Maasdijk and Dr. Raad Alkadiri. If elected at the annual meeting, these directors would serve until the 2006 Annual Meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Rudolf W. Gunnerman, Dr. Hannes Farnleitner, Richard L. Masica, Robert Henri Charles van Maasdijk and Dr. Raad Alkadiri. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each of Dr. Rudolf W. Gunnerman, Dr. Hannes Farnleitner, Richard L. Masica, Robert Henri Charles van Maasdijk and Dr. Raad Alkadiri has agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Our directors, their ages, positions with SulphCo, the dates of their initial election or appointment as director are as follows:

Name	Age	Position With SulphCo	Served From

Rudolf W. Gunnerman	77	Chief Executive Officer, Chairman of the Board and Director	December 2000
Dr. Hannes Farnleitner	66	Director	November 2005
Richard L. Masica	68	Director	November 2004
Robert Henri Charles van Maasdijk	60	Director	April 2005
Dr. Raad Alkadiri	39	Director	May 2005

The following is a brief biography of each director nominee.

Dr. Rudolf W. Gunnerman, our Chief Executive Officer, Chairman of the Board and Director, is a 77-year-old entrepreneur who studied mathematics and physics at the University of Munich, Germany before he immigrated to the United States. Dr. Gunnerman has invented a series of successful technologies, including fireproof building materials and wood pellets. Thereafter, in his quest to reduce Nitrous Oxide, a major source of ozone depletion, Dr. Gunnerman invented a new range of clean fuel products known as A-55 Clean Fuels. Dr. Gunnerman founded Clean Fuels Technology, Inc. in 1997 to develop and commercialize A-55 Clean Fuels, and served as its CEO from 1997 to 2000, and as its Chairman from 1997 to 2003. Dr. Gunnerman holds three honorary doctorate degrees. Dr. Gunnerman has served as a director and Chairman of the Board of SulphCo since December 2000 and has served as our CEO since July 2001.

Dr. Hannes Farnleitner, a Director since November 2005, is a former federal minister for economic affairs for the country of Austria. Dr. Farnleitner has served in policy-making roles in Austria involving economics and international trade for more than 40 years. Since 2002, he has served as a member of the Convent of the European Union and representative of the Federal Chancellor of Austria. He earned his Juris Doctor degree at the School of Law of the University of Vienna.

Richard L. Masica, a Director since November 2004, served as the President of Texaco Chemical, Inc. from 1994 to 1997. During his 39-year career at Texaco (now ChevronTexaco Corporation), Mr. Masica also held other positions, including the position of Vice-President-Business Management of Texaco Chemical Company. During his tenure with Texaco, Mr. Masica participated in a leadership role in two major divestitures, as well as other domestic and foreign reorganizations, mergers and startups. Since retiring from Texaco in 1997, Mr. Masica founded and is the President of Peak One Consulting, Inc., a private management consulting firm.

Robert Henri Charles van Maasdijk, a Director since April 2005, is the chairman and CEO of Attica Alternative Investment Fund, Ltd. (AAI), a private investment fund which he has headed since 1999. For the previous 16 years, he served as managing director and CEO of Lombard Odier Investment Portfolio Management Ltd., one of the oldest and largest private banks in Switzerland. Over his 35-year career, he has held executive, portfolio management and research positions with Ivory & Sims, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

Dr. Raad Alkadiri, a Director since May 2005, has been with the international energy advisory firm PFC Energy, Inc. since 1998. Dr. Alkadiri is director of PFC’s markets and countries group and heads its Iraq advisory service. Dr. Alkadiri focuses on the political, economic and sectoral factors that influence oil and gas producing states, particularly those in the Middle East. Prior to joining PFC Energy, Dr. Alkadiri served as policy advisor and assistant private secretary to the United Kingdom’s special representatives to Iraq from 2003 -2004. In this role, he assisted in shaping UK policy toward Iraq during the occupation, as well as planning Iraq’s transition to sovereignty. He received the Order of the British Empire for his work in Baghdad. Prior to re-joining PFC Energy in 1998, Alkadiri was Middle East analyst at the UK-based consultancy Oxford Analytica, where he focused on political and economic developments in the northern Persian Gulf states. From 2000 to 2001, he was associate professor at the School of Advanced International Studies, Johns Hopkins University. He was a teaching fellow of politics at the University of St. Andrews from 1990 to 1991.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information Regarding the Board of Directors

During the fiscal year ended December 31, 2004, the Board met 11 times and each Board member attended every meeting. The Board has determined that Dr. Hannes Farnleitner, Richard L. Masica, Robert Henri Charles van Maasdijk and Dr. Raad Alkadiri are “independent” directors as defined in applicable SEC regulations, utilizing the independence standards adopted by The American Stock Exchange. The Board has determined that Dr. Rudolf W. Gunnerman is not an “independent” director as defined in applicable SEC regulations. The Board has established only one committee, the Audit Committee.

The Board has not established a formal nominating committee. Therefore, decisions relating to the nomination of directors are addressed by the entire Board of Directors. As described above, a majority of the Board is “independent” as currently defined under SEC rules. The Board has not established any specific minimum qualifications that must be met for recommendation for a position on the Board. Instead, in considering candidates for director, the Board will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Board uses its network of contacts when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). At this time, the Board does not consider director candidates recommended by stockholders. The Board believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership.

Information Regarding the Audit Committee

In 2004, the Audit Committee met 6 times and each member of the Audit Committee attended all meetings of the Audit Committee. The Board has determined that Robert Henri Charles van Maasdijk and Dr. Hannes Farnleitner are independent (as independence is currently defined in applicable SEC and American Stock Exchange rules). The Board has determined that Robert Henri Charles van Maasdijk qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. van Maasdijk’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and to perform any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-KSB; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee Charter was filed as an attachment to the prior year’s proxy statement.

Compensation of Directors

We have not provided cash compensation to directors for their services as directors. The members of the Board are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. Under our current policy, all directors receive 50,000 shares of our common stock upon joining the Board, other than Dr. Rudolf W. Gunnerman. Richard Masica is the shareholder of Peak One Consulting, Inc. (“Peak One”). Pursuant to the terms of a consulting agreement with Peak One, Mr. Masica was paid $12,184 in 2004 and $55,400 in 2005.

Stockholder Communications with the Board of Directors

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at the Company’s address. The Secretary will forward stockholder communications to the appropriate director or directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board of Directors at the Company’s address. The Company encourages individual directors to attend the annual meeting. We believe our responsiveness to stockholder communications to the Board has been adequate.

REPORT OF THE AUDIT COMMITTEE

The material in the Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Audit Committee of the Company for the fiscal year 2004 was composed of Loren J. Kalmen and Robert Henri Charles van Maasdijk. It is currently composed of two directors, Robert Henri Charles van Maasdijk and Dr. Hannes Farnleitner, and operates under the written Audit Committee charter adopted by the Board. The Audit Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Company’s principal executive officer and principal financial officer have the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. To this end, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with management and Mark Bailey & Company, Ltd., the Company’s independent auditors. The Audit Committee has discussed with Marc Bailey & Company, Ltd. certain matters related to the conduct of the audit as required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards 90. In addition, the Audit Committee has received from Mark Bailey & Company, Ltd. the written disclosures and the letter regarding the auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with Mark Bailey & Company, Ltd. its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2004. The Audit Committee has selected, subject to shareholder ratification, Marc Lumer & Company as the Company’s independent auditors for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE

Loren J. Kalmen
Robert Henri Charles van Maasdijk

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Marc Lumer & Company as the Company’s independent auditors for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Mark Bailey & Company, Ltd. audited the Company’s financial statements for the period ended December 31, 2004, and Marc Lumer & Company replaced Mark Bailey & Company, Ltd. as the Company’s independent auditors on July 18, 2005. A representative of Marc Lumer & Company is expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Marc Lumer & Company as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Marc Lumer & Company to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Changes in Accountants

On July 18, 2005, the Company dismissed Mark Bailey & Company, Ltd. as its principal auditor, effective as of such date. On July 18, 2005, the Company appointed Marc Lumer & Company as its principal auditor, effective as of such date. The dismissal of Mark Bailey & Company, Ltd. and the appointment of Marc Lumer & Company were approved by our audit committee and Board of Directors.

The report of Mark Bailey & Company, Ltd. on the Company’s financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report of Mark Bailey & Company, Ltd. for the past fiscal year was qualified as to uncertainty of the ability of SulphCo to continue as a going concern. SulphCo authorized Mark Bailey & Company, Ltd. to respond fully to questions of its successor independent auditors.

There were no disagreements with Mark Bailey & Company, Ltd. for the past fiscal year and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of Mark Bailey & Company, Ltd., would have caused Mark Bailey & Company, Ltd. to make reference to the matter in their report.

We did not consult with Marc Lumer & Company prior to its engagement by the Company regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

Independent Auditors’ Fees

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2003, by the Company’s independent auditors.

Independent Audit Firm	Fiscal Year Ended
	2003	2004
Forbush and Associates
Audit Fees	$34,430	-0-
Audit-related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total Fees	$34,430	-0-

Mark Bailey & Company, Ltd.
Audit Fees	$12,500	$45,000
Audit-related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	500
Total Fees	$12,500	$45,500

Fees for audit services included fees associated with the annual audit and reviews of the Company’s quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form SB-2 and Form S-8. All fees described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of November 21, 2005, regarding the beneficial ownership of our common stock by (i) each of our directors and executive officers individually, (ii) all persons known by us to be beneficial owners of five percent or more of our common stock, and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares. The mailing address of the beneficial owners is 850 Spice Islands Drive, Sparks, NV 89431.

Name (1)	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned(1)

Directors and Officers:
Rudolf W. Gunnerman (2)	27,219,913	48.05%
Peter Gunnerman	1,915,000	3.38%
Loren J. Kalmen	97,000	*
Richard L. Masica	50,000	*
Robert Henri Charles van Maasdijk	50,000	*
Raad Alkadiri	50,000	*
Hannes Farnleitner	57,000	*
Alan L. Austin (3)	50,000	*

All Executive Officers and Directors as a Group (6 persons, excludes Austin)	32,982,063	51.97%

*	Denotes less than 1%
(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities.  Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of November 22, 2005, are included in the Table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.  Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 27,217,913 shares owned by Dr. Gunnerman in joint tenancy with his wife, Doris Gunnerman, with whom he shares voting and investment power.
(3)	Alan A. Austin resigned as Chief Financial Officer/Vice President of Finance of the Company on November 10, 2005. He was replaced by Loren J. Kalmen, prior member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

MANAGEMENT

Business Experience of Executive Officers Who Are Not Directors

The following is a brief biography of each our executive officers who are not directors or nominees.

Peter Gunnerman. Prior to joining SulphCo, Mr. Gunnerman headed Global 6, LLC, a consulting company he founded in 2004 that assists national and international technology companies with a variety of business functions, including marketing and financial support.  Mr. Gunnerman spent the majority of his career with Clean Fuels Technology, Inc., which develops and markets emulsified fuels.  He served as President of its Residual Oil Division, where he was responsible for product development and product verification testing at domestic and foreign trial sites.  Mr. Gunnerman graduated from the University of Oregon with degrees in History and German.  Fluent in German, he spent a year during his studies at the University of Heidelberg in Germany.  He has authored and co-authored several papers on emulsified fuels.

Loren J. Kalmen, Chief Financial Officer and Vice President of Finance, received his bachelor’s degree in accounting from the University of Nevada, Reno, in 1974, and his license as a Certified Public Accountant in 1978. Mr. Kalmen has maintained his own public accounting practice in Reno, Nevada, since 1988.

Mr. Kalmen replaced Alan Austin, Jr. who was appointed as our Vice President of Finance and Chief Financial Officer effective January 7, 2005.

Michael A. Abend, age 36, Controller, received his bachelor’s degree in Business Administration with an accounting major and computer information systems minor from the University of Nevada, Reno in 1994. Mr. Abend was employed from 1997 to 2000 as a property accountant by Classic Residence by Hyatt were he was responsible for general ledger, accounts payables and receivables, payroll, financial statement preparation, cash projections, workers’ compensation and state taxes. He was then employed by CLP Resources, Inc. from 2000 to 2003 as an accountant where he planned, developed and prepared budgets for in excess of 80 cost centers, prepared financial statements, reconciled accounts and maintained an accounting system. Mr. Abend joined us in June 2003 as our purchasing agent and as assistant to our then controller, and was appointed as our Treasurer and Interim Controller in August, 2004, until Alan Austin joined us. Mr. Abend continues to serve as our controller.

Executive Compensation

The following table sets forth information about compensation paid or accrued by us during the years ended December 31, 2004, 2003 and 2002 to our chief executive officer and former president for all services rendered in all capacities during the respective periods. No other executive officers of the Company earned more than $100,000 during the years ended December 31, 2004, 2003 or 2002.

Summary Compensation Table

Fiscal Years 2004, 2003 and 2002

								Long Term Compensation Awards
								Securities
		Annual Compensation				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary		Bonus		Compensation		Options (#)	Compensation

Rudolf W. Gunnerman	2004	$370,000	(1)	$0		0		0	0
Chairman and Chief Executive Officer	2003	$300,000	(1)	$0		0		0	0
	2002	$300,000	(1)	$3,000,000	(2)	0		0	0

Kirk S. Schumacher	2004	$300,000		$0		$165,000	(3)	0	0
President (3)	2003	$300,000		$100,000		0		1,000,000	0
	2002	$0		$0		0		0	0

(1)	These payments are consulting payments paid to RWG, Inc., a Nevada corporation, owned by Rudolf W. Gunnerman.
(2)	Comprised of 6,000,000 shares of our common stock valued at $.50 per share, being the fair market value of the stock at the time of the award on March 25, 2002.
(3)
Mr. Schumacher resigned as our President on December 28, 2004, pursuant to a separation agreement with us. As part of his separation agreement he was paid a severance payment of $165,000. For additional terms of his separation agreement, see “Employment and Consulting Contracts” below.

Stock Option Grants and Exercises

The following table sets forth certain information at December 31, 2004, and for the year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table above. No options have been granted at an option price below the fair market value of the common stock on the date of grant.

	Number of Securities Underlying Options/SARs	% of Total Options/ SARs Granted to Employees in Fiscal	Exercise or Base Price		Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Year	($/Sh)	Expiration Date	5% ($)	10% ($)

Rudolf W. Gunnerman	--	--	--	--	--	--

Kirk S. Schumacher (1)	-- (1)	--	--	--	--	--

(1)
Kirk Schumacher resigned as President of the Company effective December 28, 2004. Under a separate agreement, Dr. Rudolf W. Gunnerman issued him an option to buy 100,000 shares of SulphCo, Inc. common stock held by Dr. Gunnerman at $0.55 per share.

The following table summarizes certain information regarding the number and value of all options to purchase common stock of SulphCo, Inc. held by the individuals named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired	Value Realized	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year End		Value of Unexercised In-the-Money Options/SARs At Fiscal Year End($)
Name	On Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Rudolf W. Gunnerman	--	--	--		--	--

Kirk S. Schumacher (2)	500,000	2,077,000	--	--	--	--

(1)	Represents the difference between the closing price of our common stock on the dates the options were exercised and the exercise price of the options.
(2)
In February 2003 Mr. Schumacher received options to purchase 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006, of which 500,000 were exercised in 2004. The remaining 500,000 options were cancelled by mutual agreement on December 28, 2004, in connection with Mr. Schumacher’s resignation from the company.

Employment Agreements

We procure the full time services of our chairman and chief executive officer, Dr. Rudolf W. Gunnerman, pursuant to a Consulting Agreement with RWG, Inc., a Nevada corporation owned by Dr. Rudolf W. Gunnerman. As of July 1, 2004, we were obligated to pay a fee of $480,000 annually as a consulting payment through July 2005. Effective November 1, 2004, this amount has been reduced by mutual agreement to $360,000 annually until we receive substantial additional funds.

Effective June 1, 2005, the Company appointed Peter Gunnerman President and Chief Operating Officer of the Company pursuant to an employment agreement. Under the terms of the employment agreement, Mr. Gunnerman is entitled to receive a base salary of $220,000 annually. Mr. Gunnerman is also entitled to receive additional bonuses as determined by the Company’s board of directors and customary equity compensation and benefits as other similarly situated senior executives in the Company.

On November 11, 2005, the Company announced the appointment of Loren J. Kalmen as Chief Financial Officer of the Company, effective November 10, 2005. In connection with the appointment of Mr. Kalmen to the position of Chief Financial Officer, the Company and Mr. Kalmen executed an employment agreement dated November 10, 2005.

According to the terms of the employment agreement, Mr. Kalmen’s employment with the Company commenced November 10, 2005 and he will assumed the position of Chief Financial Officer effective November 10, 2005. Under the terms of the employment agreement, Mr. Kalmen is entitled to receive a base salary of $25,000 per month (or $300,000 on an annualized basis). Mr. Kalmen is also entitled to receive additional bonuses as determined by the Company’s board of directors and customary equity compensation and benefits as other similarly situated senior executives in the Company.

Certain Transactions

Following is a description of material transactions during the past two years between us and our directors, executive officers, or members of their immediate family, in which the amount involved exceeded $60,000.

Commencing July 2001, we paid Loren Kalmen, a director since June 2003, $3,000 per month to consult with us on federal and state tax issues until termination of his consulting services on November 30, 2004. This amount was decreased to $1,500 per month commencing July 2003 and ceased in November 2004.

Between March 2001 and February 2004 we leased our former facility located at 1650 Meadow Wood Drive, Reno, Nevada, from Dr. Gunnerman. The lease payment was $6,500 monthly and we also paid the cost of building insurance and customary utility charges. This lease payment was based on per square foot lease rates of comparable buildings in the area. The building was sold in November, 2003, whereupon the lease commitment terminated. During 2003 we paid rent to Dr. Gunnerman of $71,500.

Commencing in October 2002, Dr. Gunnerman began advancing funds to us at an interest rate of 1% per annum, and at December 31, 2002 the total advanced funds were $170,000. Dr. Gunnerman continued to advance funds to us and, by February 28, 2003, had advanced a total of approximately $320,000. On February 28, 2003, Dr. Gunnerman made a loan with a principal balance of $1,920,000 which was used to fully repay the $500,000 line of credit with Nevada State Bank, to repay the approximately $320,000 of existing short term advances made by Dr. Gunnerman, and to pay our operating expenses, including salaries, rent expenses, litigation costs, and equipment purchase costs.

In October 2002 we employed Kristina Ligon-Gunnerman, the daughter of Dr. Gunnerman, at an annual rate of $120,000, which was increased to $156,000 annually commencing in June 2004. She is currently assistant secretary of our company.

On January 13, 2003, we issued 50,000 shares of common stock to Kirk S. Schumacher, currently a director and our president, in consideration of cash payment of $0.33 per share, upon exercise of an option granted on December 23, 2003 at $0.33 per share.

On February 17, 2003, we entered into an Executive Employment Agreement with our president, Kirk S. Schumacher. The agreement provided for an initial signing bonus of $100,000, which was paid February 2003, an annual base salary of $300,000, and incentive compensation commencing in 2004. The agreement included a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006. On June 30, 2004, Mr. Schumacher exercised 200,000 of these options and paid the full option price to us.

On February 17, 2003, we agreed to issue 50,000 shares to Kirk S. Schumacher in consideration of his agreement to serve as a director effective on that date.

On May 8, 2003, we issued 50,000 shares of common stock to Loren Kalmen in consideration of his agreement to serve as a director effective June 2003.

In November 2003, Dr. Gunnerman provided us with an additional $500,000 in capital by purchasing 2,173,913 shares of our common stock for $500,000, or approximately $0.23 per share.

On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, of which $250,000 was advanced by Dr. Gunnerman on December 30, 2003 and the remaining $250,000 was advanced on March 22, 2004. The note was due on December 30, 2004 and required the payment to Dr. Gunnerman, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment for a loan of $500,000 which has been wholly funded in cash.

On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, of which $250,000 was advanced by Ms. Herrmann on December 30, 2003 through retirement of an existing promissory note in the principal amount of $250,000 and the remaining $250,000 was advanced in cash on April 28, 2004. The note is due on December 30, 2004 and required the payment to Ms. Herrmann, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Ms. Herrmann valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment for the $500,000.

In April 2004, Dr. Gunnerman furnished a commitment to fund up to an additional $2,000,000 in loans to us, of which $200,000 was advanced to us as of May 2004. In June 2004 the commitment was superseded by the funding under the June 3, 2004 and June 15, 2004 private placements. Accordingly, the $200,000 advanced by Dr. Gunnerman was repaid by us in June 2004.

Effective November 1, 2004, we entered into a consulting agreement with Peak One Consulting, Inc., a company owned by Richard L. Masica, under which Peak One has agreed to provide management consulting services to SulphCo from time to time, as requested by SulphCo, until December 31, 2005, subject to earlier termination by either party. The consulting agreement provides for a consulting fee of $1,500 per day or $200 per hour, whichever is less.

On December, 28, 2004, we entered into a Separation Agreement and Mutual release agreement with our former President and Secretary, Kirk S. Schumacher. Pursuant to the agreement we paid Mr. Schumacher his salary through December 29, 2004 and a lump sum of $165,000 which was used as payment in full of the exercise price for options for 300,000 shares of our common stock.

On December 31, 20004, we borrowed $7 million from our Chairman and Chief Executive Officer, Dr. Rudolf W. Gunnerman. The loan is evidenced by a promissory note which provides for interest to accrue on the loan at 0.5% above the LIBOR rate with interest payable annually and principal due and payable on December 31, 2007.

On January 7, 2005, we appointed Alan L. Austin, Jr. as our Vice President of Finance and Chief Finance Officer and entered into an agreement to pay him a salary of $180,000 and grant him 50,000 shares of our common stock.

On January 28, 2005, we granted 50,000 shares of SulphCo common stock to Dick Masica in connection with his appointment to our Board of Directors in November, 2004.

On April 13, 2005, we granted 50,000 shares of SulphCo common stock to Robert Henri Charles van Maasdijk upon his appointment to our Board of Directors.

On May 17, 2005, we granted 50,000 shares of SulphCo common stock to Dr. Raad Alkadiri upon his appointment to our Board of Directors.

Effective May 17, 2005, we entered into a consulting agreement with PFC Energy, Inc., under which PFC has agreed to provide strategic advisory services to us from time to time until December 31, 2005. The consulting agreement provides for a fixed consulting fee of $100,000.  Dr. Alkadiri is a director of PFC’s markets and countries group.

On November 11, 2005, we granted 50,000 shares of SulphCo common stock to Dr. Hannes Farnleitner upon his appointment to our Board of Directors.

All share issuances and option exercise prices described in this section were equal to fair market value of our common stock on the date the share or option issuances, as the case may be, were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

Family Relationships

Dr. Rudolf W. Gunnerman, the Chief Executive Officer, is the father of Peter Gunnerman, the President and Chief Operating Officer. There are no other family relationships between the directors, executive officers or any other person who may be selected as a director or executive officer of SulphCo.

Code of Ethics

The Company has adopted the SulphCo Code of Ethics that applies to its principal executive officer and principal financial officer. The Code of Ethics was filed with the SEC on March 29, 2004 as Exhibit 14 to our Form 10-KSB. We intend to disclose on our website any substantive amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, which has been filed with the SEC pursuant to the 1934 Act, is being mailed to you along with this Proxy Statement. Additional copies of this Proxy Statement and/or the Annual Report, as well as copies of any Quarterly Report may be obtained without charge upon written request to the Secretary, SulphCo, Inc., 850 Spice Islands Drive, Sparks, NV 89431, or on the SEC’s internet website at www.sec.gov.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Rudolf W. Gunnerman
Chairman and CEO

November 22, 2005

SULPHCO, INC.
850 Spice Islands Drive
Sparks, Nevada 89431

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 9, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rudolf W. Gunnerman and Loren J. Kalmen, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of SulphCo, Inc. (the “Company”) on December 9, 2005, at 10:00 a.m. at the Company’s offices at 850 Spice Islands Drive, Sparks, NV 89431or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:

☐ FOR all nominees listed below                                     ☐ WITHHOLD AUTHORITY
(except as marked to the contrary below). to vote for all nominees listed below.

Rudolf W. Gunnerman, Dr. Hannes Farnleitner, Richard L. Masica,

Robert Henri Charles van Maasdijk, Dr. Raad Alkadiri

(Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.)

(Continued on the reverse side)

2.	To ratify the selection by the Audit Committee of the Board of Directors of Marc Lumer & Company as independent auditors of the Company for its fiscal year ending December 31, 2005:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.  IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED:___________, 2005

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.